UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Bayless, Jon W.
   c/o Sevin Rosen Funds
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Date of Event Requiring Statement (Month/Day/Year)
   February 7, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   CIENA Corporation
   ("CIEN")
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman
6. If Amendment, Date of Original (Month/Day/Year)
   2/5/97
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |204,325               |I               |By Sevin Rosen Fund IV L.P.(1)                 |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Series A Convertible Pre|(2)      |(2)      |Common Stock           |5,743,945|          |I            |By Sevin Rosen Fund IV L.P.|
ferred Stock            |         |         |                       |         |          |             |(1)                        |
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Series B Convertible Pre|(2)      |(2)      |Common Stock           |3,704,990|          |I            |By Sevin Rosen Fund IV L.P.|
ferred Stock            |         |         |                       |         |          |             |(1)                        |
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Series C Convertible Pre|(2)      |(2)      |Common Stock           |1,428,570|          |I            |By Sevin Rosen Fund IV L.P.|
ferred Stock            |         |         |                       |         |          |             |(1)                        |
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Series C Convertible Pre|(2)      |(2)      |Common Stock           |714,285  |          |I            |By Sevin Rosen Fund V L.P. |
ferred Stock            |         |         |                       |         |          |             |(1)                        |
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Explanation of Responses:
(1) Dr. Bayless is a general partner of both SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV
L.P. and SRB Associates V L.P., the general partner of Sevin Rosen Fund V L.P. Dr. Bayless disclaims beneficial ownership of the shares held by such entitites except to the extent of his proportionate partnership interest therein.
(2) Upon the closing of the Issuer's intitial public offering of its Common Stock, each issued and outstanding share of its convertible preferred stock will automatically convert into five shares of its Common Stock.
SIGNATURE OF REPORTING PERSON
/s/ John V. Jaggers, Attorney-in-Fact
DATE
October 10, 1997